`    As filed with the Securities and Exchange Commission on April 3, 1997
                                                    Registration No. 333-_____

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             JAVA CENTRALE, INC.
           --------------------------------------------------------
            (Exact name of registrant as specified in its charter)

            CALIFORNIA                              68-0268780
 ---------------------------------             -------------------
  (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)              Identification No.)

           1610 ARDEN WAY, SUITE 145, SACRAMENTO, CALIFORNIA 95814
           -------------------------------------------------------
                 (Address of Principal Executive Offices)

                           STOCK PURCHASE WARRANTS
                           ------------------------
                           (Full title of the Plan)

                               STEVEN J. ORLANDO
                  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
           1610 ARDEN WAY, SUITE 145, SACRAMENTO, CALIFORNIA 95814
           -------------------------------------------------------
                    (Name and address of agent for service)

                               (916) 568-2310
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE
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                              Proposed         Proposed
 Title of                     Maximum          Maximum
Securities      Amount        Offering         Aggregate         Amount of
  to be         to be          Price           Offering         Registration
Registered    Registered     per Share(1)       Price(1)             Fee
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Common
 Stock
 Purchase
 Warrants     1,800,000         N/A               N/A             N/A

Common
 Stock        1,800,000          $0.44          $787,500          $272.00
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(1)   Estimated solely for the purpose of determining the registration fee, based, in accordance with Rule 457(h)(1), on the average of high and low prices at which the Registrant's Common Stock was sold on April 1, 1997.


      Please send copies of all communications to:

                          Philip S. Boone, Jr., Esq.
                        Rosenblum, Parish & Isaacs, PC
                       555 Montgomery Street, 15th Floor
                        San Francisco, California 94111


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PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference.

      The Registrant hereby incorporates by reference: (a) the Registrant's Annual Report on Form 10-K for the fiscal year ending March 31, 1996, as amended by the Registrant's Form 10-K/A and 10-K/A2 for the same period, (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above, and (c) the description of the Registrant's Common Stock contained in its Registration Statement on Form S-1 (Registration No. 33-76528) filed on March 17, 1994, including any amendment or report filed for the purpose of updating such description.

ITEM 4.     Description of Securities

      The securities being registered hereby include up to 1,800,000 shares of Common Stock which may be obtained by One Capital Corporation, a Florida corporation ("OCC"), the holder of the warrants described in Section 4.2 below, through the exercise of an equal number of stock purchase warrants more fully described below, as well as the warrants themselves. The shares of Common Stock being registered hereby include only those shares which may be obtained by OCC through the exercise of the stock purchase warrants which are described in paragraph 4.2, below. The warrants do not contain anti-dilution provisions.

      4.1   COMMON STOCK.   The Registrant's Common Stock is registered under
Section 12 of the Exchange Act.

      4.2   STOCK PURCHASE WARRANTS.    The securities being registered hereby
include three separate but related non-transferrable stock purchase warrants (collectively, the "OCC Warrants"), each dated as of February 20, 1997, which were issued by the Company to OCC pursuant to that certain Corporate Development Agreement, dated as of February 4, 1997, between the Company and OCC (the "Development Agreement"). The Development Agreement requires OCC to provide the Registrant, for a period of twelve months commencing on February 4, 1997, certain consulting and advisory services in connection with the implementation of the Company's efforts to develop its business, assess its business strategy, and pursue various types of business transactions. None of the consulting services provided by OCC pursuant to the Development Agreement have been, or are expected to be, rendered in connection with the offer or sale of any securities of the Registrant in a capital-raising transaction.

      Each of the three OCC Warrants specifies the price at which the Registrant's Common Stock may be purchased pursuant thereto (the "Warrant Exercise Price"). In each case, however, the Warrant


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Exercise Prices are subject to adjustment in the event that: (i) the outstanding shares of the Company's Common Stock are increased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, or (ii) the number of outstanding non-restricted shares of the Company's Common Stock, plus all outstanding options, warrants, and other rights to acquire such shares in the future (the "Outstanding Shares") are otherwise increased, EXCEPT with respect to (a) any shares of Common Stock (or rights to acquire such shares) issued pursuant to any transaction for which OCC receives a fee payment pursuant to the Development Agreement, (b) any other right to acquire common shares which may have been issued and outstanding as of the date of the Development Agreement, or (c) any shares or warrants issued to OCC pursuant to the OCC Agreement, including pursuant to the Warrants themselves. If such an event takes place, an appropriate and proportionate adjustment must be made to the per share exercise price attributable to any unexercised portion of the respective OCC Warrants.

      4.2.1 THE A WARRANT. (a) The first of the OCC Warrants referred to above (the "A Warrant"), represents the right to purchase up to 600,000 shares of the Registrant's Common Stock (the "A Warrant Shares"). Under the terms of the A Warrant, OCC has the right to purchase A Warrant Shares at the following exercise prices (the "A Warrant Exercise Prices"):

            (i) up to 300,000 shares of Common Stock at an exercise price equal to sixty percent (60%) of the closing bid price per share for the Registrant's Common Stock on the NASD Small-Cap Market List (or such other principal market or quotation system quoting a price for the Common Stock on the date on which the price is to be determined) on the last trading date prior to the date on which OCC notifies the Registrant of its intention to exercise such A Warrants (the "Closing Bid Price"), and

            (ii) up to an additional 300,000 of the A Warrants shall be exercisable at an exercise price equal to seventy-five percent (75%) of the Closing Bid Price.

      (b) The A Warrants are effective and exercisable for a period of one hundred twenty (120) days, commencing with the first business day falling after the later to occur of (i) the date of effectiveness of a Registration Statement on Form S-8, covering the A Warrants and the A Warrant Shares, to be filed with the United States Securities and Exchange Commission (the "Filing Date"), or
(ii) the date on which American Stock Transfer & Trust Company or (if different) the Registrant's then-current New York City-based transfer agent (the "Transfer Agent") notifies OCC that it has received all documents required for the issuance of A Warrant


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Shares upon exercise of the A Warrants; and shall end at 5:00 PM, San Francisco time, on the last of the aforementioned 120 days.

      (c) The Registrant has the right, in its discretion, to require OCC, upon the Registrant's written notice thereof, to exercise any or all of the A Warrants described herein which may remain unexercised as of the date of such notice; PROVIDED, HOWEVER, that such written notice must be given to OCC not less than thirty (30) days after the Filing Date. If the Registrant gives OCC such a written notice, OCC must exercise any remaining unexercised A Warrants within ten (10) business days after the date thereof.

      4.2.2   THE B WARRANT.   (a) The second Stock Purchase Warrant referred
to above (the "B Warrant"), represents the right to purchase up to 600,000 shares of the Registrant's Common Stock (the "B Warrant Shares"). Under the terms of the B Warrant, OCC has the right to purchase up to 600,000 shares of Common Stock at a purchase price equal to Seventy-Five Cents ($0.75) per B Warrant Share (the "B Warrant Exercise Price").

      (b) The B Warrants will be effective and exercisable for a period of one hundred twenty (120) days, commencing with the first business day falling after the due exercise or expiration of all of the A Warrants and ending at 5:00 PM, San Francisco time, on the last of the aforementioned 120 days.

      4.2.3   THE C WARRANT.   (a)  The third and final Stock Purchase Warrant
referred to above (the "C Warrant") represents the right to purchase up to 600,000 shares of Common Stock (the "C Warrant Shares") at a purchase price equal to Seventy-Five Cents ($0.75) per C Warrant Share (the "C Warrant Exercise Price").

      (b) The C Warrants will be effective and exercisable for a period of one hundred twenty (120) days, commencing with the first business day falling after the due exercise or expiration of all of the B Warrants and ending at 5:00 PM, San Francisco time, on the last of the aforementioned 120 days.

ITEM 5.     Interests of Named Experts and Counsel

            Not Applicable.

ITEM 6.     Indemnification of Directors and Officers

      Article V of the Registrant's Amended and Restated Articles of Incorporation (the "Articles") provides that the liability of directors of the Registrant for monetary damages is eliminated to the fullest extent permissible under California law.



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



      Article VI of the Registrant's Articles provides that the Registrant is authorized to indemnify its directors and officers to the fullest extend permissible under California law.

      Article VI of the Registrant's Bylaws provides, with certain qualifications, that the Registrant shall have the power to indemnify any person, who is or is threatened to be made a party to proceeding by reason of the fact that he or she is or was an officer, director, employee, or agent of the Registrant, for all costs, expenses and other amounts actually and reasonably incurred in connection with such proceeding. The foregoing indemnification is conditioned upon a finding, by either (i) the uninterested members of the Registrant's Board of Directors, (ii) its shareholders, (iii) independent legal counsel in a written opinion, or (iv) the court in which the proceeding is or was pending, that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful.

      As authorized by the foregoing Article and Bylaw provisions, the Registrant and each of its Directors and executive officers individually have entered into Indemnification Agreements whereby the Registrant agreed to indemnify such individuals against any claims or expenses they may incur as a result of serving the Registrant in those or other capacities, provided that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful. Additionally, the Registrant has entered into separate Indemnification Agreements, with the Registrant's principal corporate shareholder and the corporation which holds all of that company's stock, which provide similar indemnification against claims and expenses arising out of those relationships and certain consulting arrangements between those entities and the Registrant.

ITEM 7.     Exemption from Registration Claimed

            Not Applicable.

ITEM 8.     Exhibits.

      4.1 A Stock Purchase Warrant, dated February 20, 1997, issued by the Registrant to One Capital Corporation, Inc.



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      4.2         B Stock Purchase Warrant, dated February 20, 1997, issued by the Registrant to One Capital Corporation, Inc.

      4.3 C Stock Purchase Warrant, dated February 20, 1997, issued by the Registrant to One Capital Corporation, Inc.

      5.          Opinion of Rosenblum, Parish & Isaacs, PC

      24.1        Consent of Grant Thornton, LLP
                  Independent Public Accountant

      24.2 Consent of Rosenblum, Parish & Isaacs, PC (see Exhibit 5 hereto).

ITEM 9.     Undertakings.

      (a)   The undersigned hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" section of the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included


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



in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                 SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on April 2, 1997.

                                          JAVA CENTRALE, INC.



                                          By: /S/  GARY C. NELSON
                                              --------------------------
                                              Gary C. Nelson
                                               President
                                              (Principal Executive Officer)



                                          By: /S/ STEVEN J. ORLANDO
                                              --------------------------
                                              Steven J. Orlando
                                               Vice President and
                                                Chief Financial Officer
                                              (Principal Financial and
                                                Accounting Officer)

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Shannon, Gary C. Nelson, and Steven J. Orlando, and each of them, as his or her true and lawful agent and attorney-in-fact, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said agents and attorneys-in-fact, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said agents and attorneys-in-fact, and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURES                   TITLE                DATE



/S/ KEVIN R. BAKER                Director          April 2, 1997
-------------------------
   Kevin R. Baker



/S/ LYLE P. EDWARDS               Director          April 2, 1997
-------------------------
Lyle P. Edwards



/S/ GARY C. NELSON                Director and      April 2, 1997
-------------------------         President
   Gary C. Nelson



/S/ RICHARD D. SHANNON            Director          April 2, 1997
-------------------------         and Chairman
  Richard D. Shannon              of the Board

                              INDEX TO EXHIBITS

Exhibit
Number                       Description
--------                     -----------

4.1 A Stock Purchase Warrant, dated February 20, 1997, issued by the Registrant to One Capital Corporation, Inc.

4.2 B Stock Purchase Warrant, dated February 20, 1997, issued by the Registrant to One Capital Corporation, Inc.

4.3 C Stock Purchase Warrant, dated February 20, 1997, issued by the Registrant to One Capital Corporation, Inc.

5.          Opinion of Rosenblum, Parish & Isaacs, PC

24.1        Consent of Grant Thornton, LLP Independent Public Accountant

24.2        Consent of Rosenblum, Parish & Isaacs, PC (see Exhibit 5 hereto).



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